EXHIBIT 99(p)(1)

                  CERTIFICATE OF HOLDER OF BENEFICIAL INTERESTS

      Merrill Lynch Senior Floating Rate Fund II, Inc., a holder of beneficial interests in the amount of $100,000, of Master Senior Floating Rate Trust (the "Trust"), does hereby confirm to the Trust its representations that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                Merrill Lynch Senior Floating Rate Fund II, Inc.


                                By: /s/ Terry K. Glenn
                                   ---------------------------------------------
                                    Name: Terry K. Glenn
                                    Title:  President

Dated:  October 6, 2000